Exhibit 10.7

SEVERANCE PROGRAM FOR MANAGEMENT COMMITTEE MEMBERS

Purpose

1.1

This severance program is designed to provide eligible executives with guidelines relative to the benefits they would receive upon an involuntary termination of employment for business reasons whether or not in connection with the occurrence of a Change in Control in order to allow for equitable, objective and uniform treatment of similar situations.

Key Elements

2.1	This severance program is composed of the following key elements which will be offered in whole or in part by Domtar Corporation or its subsidiaries (the “Corporation”), depending on each situation:

•Severance allowance;

•Maintenance of medical and dental benefits;

•Outplacement services.

Any entitlement to payments or benefits other than those specifically addressed in this severance policy shall be determined in accordance with the applicable plan or policy.

Eligible Executives

3.1

An executive is eligible for this severance program if he or she is a member of the Management Committee of the Corporation (as duly appointed by the Board of Directors of the Corporation (the “Board”) upon recommendation of the Corporation’s Chief Executive Officer), if the executive’s employment (a) is involuntarily terminated for business reasons by the Corporation or (b) in connection with a Change in Control is involuntarily terminated by the Corporation without Cause or is terminated by the executive due to Good Reason, and in all cases the executive executes, delivers and does not revoke within the applicable statutory time period, a written release in a form satisfactory to the Human Resources Committee of the Board (such committee, the “HR Committee” and any such release, a “Release”);  provided that this program does not apply to those executives for whom another program, agreement or arrangement is applicable or has been approved.  An executive will no longer be eligible for this severance program upon cessation of his or her service as a member of the Management Committee for reasons other than those listed in this paragraph.

3.2	This severance program will not be offered if the executive:
•	is dismissed for cause;
•	terminates employment voluntarily (other than for Good Reason in connection with a Change in Control as contemplated by Section 7.5); or
•	is offered continuous employment in a position with comparable terms and conditions of employment by a purchaser of a business from the Corporation.

Effective Date of Program

4.1	This severance program will take effect March 7, 2007.

Restriction

5.1

If on the date an executive’s employment is terminated the executive is receiving benefits under the Corporation’s Short-Term or Long-Term Disability Plans, the executive will not be entitled to a severance allowance under this program.  However, if the executive ceases to be eligible for those benefits for reasons other than retirement, the executive will be entitled to the severance program if he or she regains the ability to carry out his or her duties prior to the effective date of his or her termination of employment.

Administration

6.1	This program will be administered by the HR Committee, whose actions and decisions will be conclusive and binding on the executive and on the Corporation.
6.2	Domtar reserves the right to terminate, delete, amend or add to this policy or any of its provisions at any time and from time to time.

Severance Allowance

7.1

An eligible executive shall be entitled to a severance allowance of 12 months of base salary, plus an additional 3 months of base salary for each full year of continuous service as a member of the Management Committee, up to a maximum of 24 months of base salary (the “Severance Period”), unless otherwise determined by the HR Committee, upon recommendation of the Corporation’s Chief Executive Officer.

7.2

The base salary used to calculate an executive’s severance allowance will be the executive’s base salary on the date his or her employment is terminated.  The minimum payments as outlined by the different provincial legislations will be paid within the time limit prescribed by the applicable legislation.  The remaining balance will be paid in a lump sum or in accordance with our normal payroll practices during the Severance Period, as decided upon by the person responsible for the termination, except if the executive’s severance allowance is subject to Section 409A, the remaining balance shall be paid as described below under the heading ”Provisions Applicable to U.S. Taxpayers.”

7.3

The severance allowance pursuant to this program shall not be less than that required by the applicable legislation.  However, this severance program shall not be interpreted or applied as a minimum severance allowance.

7.4	The severance allowance pursuant to this program includes any pay in lieu of notice and severance pay required by law.
7.5

Notwithstanding the allowance amounts described above, if,within 3 months prior to or 24 months following the occurrence of a Change in Control, an executive’s employment is involuntarily terminated without Cause or the executive voluntarily terminates his or her employment for Good Reason, the severance allowance will be equal to the sum of (A) 24 months of base salary and (B) two (2) times the executive’s target bonus award under the Domtar Corporation Annual Incentive Plan (“AIP), regardless of the employee’s actual continuous service as a member of the Management Committee. For this purpose, the Severance Period will be equal to 24 months, and base salary and target bonus award shall be as of the date of termination or the occurrence of the Change in Control, whichever is greater.

The following definitions apply:

(1)	“Cause” will have the same definition as in the Domtar Corporation 2007 Omnibus Incentive Plan (“Omnibus Plan”).
(2)	“Change in Control” will have the same definition as in the Omnibus Plan.

(3) “Good Reason” means the occurrence of any of the following after a Change in Control:

(a) a material reduction by the Corporation in the executive’s base salary or target annual bonus, as in effect immediately prior to the Change in Control or as increased from time to time. Executive shall not have a basis to resign for Good Reason if (i) such reduction is part of an across-the-board reduction in base salary rate or target annual incentive opportunity similarly affecting other Management Committee members or (ii) no bonus is paid, or the amount of the bonus is reduced as a result of the failure of the executive or the Corporation to achieve the applicable performance goals;

(b) a material diminution in the executive’s position, duties or responsibilities (including due to the assignment to the executive of duties materially inconsistent with his or her position, duties or responsibilities as in effect immediately prior to Change in Control), excluding for this purpose (i) a change in title or reporting relationship alone, and (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

(c) a requirement that the executive move his or her principal place of business to a location that is (i) more than 50 miles from the location at which the executive was stationed immediately prior to a Change in Control, and (ii) farther from the executive’s primary residence than was the location at which the executive was stationed immediately prior to the Change in Control; and

(d) a material breach by the Corporation of any agreement under which the executive provides services:

in each case, provided that the executive provides written notice to the Corporation of the condition giving rise to good Reason within 90 days of the initial existence of the condition, such condition is not remedied within 30 days of receipt of such notice, and the executive terminates employment within two years of the occurrence of the Change in Control.

(4)

The term “Corporation” as used in this severance program shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this severance program.

Annual Incentive Plan

8.1

An executive who has been involuntarily terminated by the Corporation for business reasons, whether or not in connection with a Change in Control, or who in the three months prior to or 24 months following a Change in Control has terminated his or her employment for Good Reason or has been terminated by the Corporation without Cause will be eligible for a prorated bonus under the Domtar Corporation Annual Incentive Plan (“AIP”) for the year in which the termination of employment occurred.  Payment will be based on the pre-established goals under the AIP for the applicable plan year and the executive’s performance.  It will be calculated prorated on base salary earned during the year of termination. Payment will be made the year following termination at the same time as payment is made to all other employees and in any event no later than March 15 of such calendar year.  In situations where an executive is terminated prior to the payment of the previous year’s AIP, he/she will also be eligible for payment of the previous year’s AIP, which will also be paid at the same time payment is made to all other employees under the AIP and in any event no later than March 15 of the year following the year in which the related services were performed.

Other Benefits

9.1

A terminated executive’s coverage under the Corporation’s medical and dental insurance policies will remain in effect until the last day of the Severance Period, except if the executive’s benefits are subject to taxation in the United States, as described below under the heading “Provisions Applicable to U.S. Taxpayers.”  In the event that the executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

9.2

Notwithstanding section 9.1 above, the group insurance coverage to which the executive was subject immediately prior to his/her termination will be maintained, to the extent provided by applicable law.

9.3

A terminated executive will be entitled to reasonable outplacement services.  This benefit will terminate in the event the executive obtains new employment.  In no event will this benefit continue beyond December 31 of the second year beginning after the date of termination.

Successors

10.1

Any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), shall assume the obligations under this severance program in the same manner and to the same extent that the Corporation would be obligated under this severance program if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this severance program, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this severance program, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Provisions Applicable to U.S. Taxpayers

11.1

Any payment or benefit provided under this program that is subject to U.S. taxation and section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the applicable rules, regulations and guidance promulgated thereunder (“Section 409A”), will only be paid or provided if the termination of an executive’s employment for business reasons by the Corporation or other termination entitling the executive to benefits under this severance program constitutes a “Separation from Service” within the meaning of Section 409A.

11.2	Payments or benefits subject to Section 409A shall be administered and paid as follows:

Subject to the execution and delivery by the executive of a Release within 45 days of the date of his or her Separation from Service and such Release becoming irrevocable (such execution and revocation period, the “Release Period”):

•

the portion of the executive’s severance allowance that is subject to Section 409A (after taking into account all exclusions applicable to the executive’s severance allowance under Section 409A) will be paid in a lump sum within 90 days of the date of the executive’s Separation from Service, but in no event later than March 15 of the calendar year following the calendar year in which the executive’s Separation from Service takes place provided that, if  such 90-day period spans more than one calendar year, the payment shall be made in the second calendar year.

•

If the executive would otherwise be eligible to elect continued health coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (COBRA) (i) if permitted by the applicable plan and applicable law, the executive’s coverage under the applicable health insurance policies maintained by the Corporation will remain in effect or (ii) if not so permitted, the Corporation shall pay or reimburse the executive for the excess of the cost of COBRA coverage over what would have been the executive’s cost for continued coverage under the applicable health insurance policies had he or she been permitted to continue coverage, in each case until the earlier to occur of the last day of the Severance Period and the last day on which the executive would otherwise be eligible for COBRA coverage if he or she had elected such coverage and paid the applicable premiums.  In the event that the executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

•

If the executive would not otherwise be eligible to elect COBRA coverage, the executive’s coverage under the applicable health insurance policies maintained by the Corporation will remain in effect until the earlier to occur of the last day of the Severance Period and the 18-month anniversary of the date of the executive’s Separation from Service.  In the event that the executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

11.3

The amount of any reimbursement or in-kind benefit provided under this program in one taxable year shall not affect the amount of any reimbursement or in-kind benefit provided in any other taxable year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid).  Any reimbursement shall be paid to the executive on or before the last day of the taxable year following the taxable year in which the expense was incurred.  No entitlement to any reimbursement or in-kind benefit provided under this program shall be subject to liquidation or exchange for any other benefit.

11.4

Notwithstanding anything to the contrary contained herein, if an executive is a “specified employee” within the meaning of any specified employee policy of the Corporation or, if no such policy is in effect at the time of termination, Section 409A, (i) any portion of an executive’s severance allowance under this policy that is subject to Section 409A (after taking into account all exclusions applicable to the executive’s severance allowance under Section 409A) and that would otherwise be payable or provided within six months following the date of the executive’s Separation from Service will be accumulated and paid on the first payroll date following the six-month anniversary of the date of the executive’s Separation from Service and (ii) the executive will pay the full cost of any non-COBRA health care benefits provided to him or her under Section 9.1 that are subject to Section 409A for the six-month period following the date of his or her Separation from Service, with the full amount of such costs to be reimbursed to the executive on the first payroll date following the six-month anniversary of the date of his or her Separation from Service, in each case to the extent necessary to comply with Section 409A.

11.5

Neither the Corporation nor any of its directors, officers or employees shall have any liability to an executive in the event Section 409A applies to any benefit provided pursuant to this policy in a manner that results in adverse tax consequences for such executive or any of his or her beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under this policy if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.